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                                                                 Exhibit No. (1)













                    Form of Resolution of Board of Directors



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AIM VARIABLE ANNUITY CONTRACTS WITH MARKET ADJUSTED FIXED ACCOUNT

     Upon motion duly made, seconded and unanimously carried, the following resolutions were adopted:

     RESOLVED, That, pursuant to the Corporation's plan to issue the AIM Variable Annuity Contracts with a market value adjusted fixed account ("Contracts"), the appropriate officers, with such assistance from the Corporation's auditors, legal counsel and independent consultants or others as they may require, be, and hereby are, authorized and directed to take all action necessary to: (a) register the Contracts on a continuous basis and in such amounts as the officers of the Corporation shall from time to time deem appropriate under the Securities Act of 1933; and (b) take all other actions which are necessary in connection with the offering of said Contracts for sale in order to comply with the Securities Exchange Act of 1934, the Securities Act of 1933, and other applicable federal laws, including the filing of any amendments to registration statements, any undertakings or other requirements of applicable federal laws, as the officers of the Corporation shall deem necessary or appropriate.

     FURTHER RESOLVED, That the Vice President, Secretary and General Counsel, and the Vice President of the Corporation, and either of them with full power to act without the other, hereby are severally authorized and empowered to prepare, execute and cause to be filed with the Securities and Exchange Commission on behalf of the Corporation as issuer of the Contracts, a Registration Statement under the Securities Act of 1933 registering the Contracts, and any and all amendments to the foregoing on behalf of the Corporation and on behalf of and as attorneys for the principal executive officer and/or the principal financial officer and/or the principal accounting officer and/or any other officer of the Corporation.

     FURTHER RESOLVED, That the Vice President, Secretary, and General Counsel is hereby appointed as agent for service of process under any such registration statement and any and all amendments thereof, and is duly authorized to receive communications and notices from the Securities and Exchange Commission under the Securities Act of 1933.

     FURTHER RESOLVED, That the appropriate officers of the Corporation be and they hereby are, authorized on behalf of the Corporation to take any and all action that they may deem necessary or advisable in order to sell the Contracts, including any registrations, filings and qualifications of the Corporation, its officers, agents and employees, and the Contracts under the insurance and securities laws of any states of the United States of America or other jurisdictions, and in connection therewith, to prepare execute, deliver and file all such applications, reports, covenants, resolutions, applications for exemptions, consents to service of

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process and other papers and instruments as may be required under such laws, and to take any and all further action which said officers deem necessary or desirable (including entering into whatever agreements and contracts may be necessary) in order to maintain such registrations or qualifications for as long as said officers or counsel deem them to be in the best interest of the Corporation.

     FURTHER RESOLVED, That the appropriate officers of the Corporation, and each of them, are hereby authorized to execute and deliver all such documents and papers and do or cause to be done all such acts and things as they may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.




GLAC SBOD 09/06/95